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                                                                    Exhibit 99.1

                                             FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, President                   Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Andria Pilo (Media)
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             e-mail: steve@wolfeaxelrod.com


         NAPCO SECURITY SYSTEMS, INC. ANNOUNCES DELAY IN FILING FORM 10K

AMITYVILLE, NEW YORK - OCTOBER 14, 2003 -- NAPCO SECURITY SYSTEMS, INC., (NASDAQ: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced today that the filing of the Form 10K for the year ending June 30, 2003 will be delayed beyond the October 14, 2003 extension date as set by the Securities and Exchange Commission ("SEC"). The delay in filing relates to the resolution of an international tax matter concerning the Company's Dominican Republic subsidiary.

If the tax matter is not favorably resolved, it may have a material adverse effect on the Company's fiscal 2003 financial statements. Although there can be no assurance of the outcome, management believes that the issue will be resolved satisfactorily. The Company expects to resolve this matter within approximately six weeks and then promptly file its Form 10K. As a result of the delay, the Company's annual report to shareholders, proxy statement and annual meeting will be temporarily delayed as well.

For the fiscal year ended June 30, 2003, the Company expects to report net sales of $57,376,000 compared to $55,836,000 for the prior fiscal year.

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NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.